Exhibit 11.1



                             INTERMET CORPORATION
                   Computation of Earnings Per Common Share

                                                             Three months ended          Nine months ended
                                                         September 30,  September 30,  September 30,  September 30,
                                                             1997           1996           1997          1996
                                                         ----------------------------------------------------------
                                                             (in thousands of dollars, except per share amounts)

Net income                                                 $ 7,356        $ 6,786        $29,443        $26,410

Weighted average number of shares
outstanding                                                 25,240         25,120         25,216         25,088

Add dilutive effect of outstanding
warrants and options                                           527            307            462            384
                                                     ----------------------------------------------------------

Weighted average number of shares
and equivalent shares outstanding                           25,767         25,427         25,678         25,472
                                                     ----------------------------------------------------------

Income per share                                           $  0.29        $  0.27        $  1.15        $  1.04
                                                     ==========================================================

The fully diluted earnings per share calculation has not been presented as the resulting income per share does not differ from the above.